Exhibit 99.3

Saehan Bank

CEO Letter to Customers

To Our Valued Customers,

I am excited to inform you that on July 15, 2013, Saehan signed a definitive agreement to merge with Wilshire State Bank, one of the largest banks serving the Korean-American community in the United States.  Following the combination of our banks, we will be established as one of the two leaders in the Korean-American banking industry.

This merger will provide many valuable benefits to our customers:

•                  Greater convenience — We will have more branches in the Los Angeles area to serve you; you will also have access to banking offices on the East Coast and in Texas to serve your financial needs in other parts of the country

•                  Increased capacity to lend — As a larger financial institution, we will have the opportunity to increase our lending limits, which will enhance our ability to meet your borrowing needs

•                  Broader selection of products and services — You will have access to new financial products and services that will provide you with more options for managing your banking needs

•                  Unparalleled financial strength — The combination of Wilshire State Bank and Saehan Bank will rank among the best capitalized Korean-American banks in the country, providing you with unparalleled security for your most valuable financial assets

The merger of Wilshire State Bank and Saehan Bank is expected to be completed by the end of this year, at which time we will begin operating under the Wilshire State Bank brand.  We will keep you updated as we approach the completion of the merger and let you know if any changes to our operations will affect your accounts in any way.

We are very excited that this merger will enable us to enhance our ability to provide our customers with an exceptional banking experience.  We look forward to continue being your trusted financial partner in the years ahead.  If you have any questions about the merger with Wilshire State Bank, please feel free to contact me at (213) 388-5550.

Sincerely,

Dong Il Kim

President & Chief Executive Officer

Saehan Bank